UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2008

U.S. Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10238	52-1216347
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Tower Lane 1st Floor Avon, CT	06001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 678-7537

750 Lexington Avenue, 15th Floor

New York, New York 10022

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

U.S. Energy Systems, Inc. (the “Company”) and certain of its subsidiaries entered into agreements with the Company’s lenders effective November 30, 2007 and December 31, 2007 that waive or modify certain provisions of the Company’s financing arrangements as described below.

Waiver Relating to First Lien Credit Agreement

GBGH, LLC (“GBGH”), a subsidiary of the Company, entered into a letter waiver dated as of November 30, 2007 with the parties to the First Lien Credit Agreement, dated as of August 7, 2006 (the “First Lien Credit Agreement”), among GBGH, the lenders party thereto, Credit Suisse, Cayman Islands Branch, as First Lien Collateral Agent and First Lien Administrative Agent, and Credit Suisse Securities (USA) LLC, as Sole Lead Arranger and Sole Bookrunner. The waiver permits the Company’s UK subsidiaries (i) to draw the unexpended portion of up to £2,000,000 previously authorized by the lenders by letter waiver from restricted cash reserves under the First Lien Credit Agreement and the Second Lien Credit Agreement (referred to below) to pay for certain operational and capital expenditures in connection with the Company’s UK operations and certain other obligations related to the Company’s financing and hedging arrangements, all as approved by the lenders, and (ii) to pay interest due on December 31, 2007 in respect of the First Lien Credit Agreement and the Second Lien Credit Agreement from the restricted cash reserves.

Waiver Relating to Second Lien Credit Agreement

GBGH also entered into a letter waiver dated as of November 30, 2007 with the parties to the Second Lien Credit Agreement, dated as of August 7, 2006 (the “Second Lien Credit Agreement”), among GBGH, the lenders party thereto, Credit Suisse, Cayman Islands Branch, as Second Lien Collateral Agent and Second Lien Administrative Agent, and Credit Suisse Securities (USA) LLC, as Sole Lead Arranger and Sole Bookrunner. The waiver permits the Company’s UK subsidiaries (i) to draw the unexpended portion of up to £2,000,000 previously authorized by the lenders by letter waiver from restricted cash reserves under the First Lien Credit Agreement and the Second Lien Credit Agreement to pay for certain operational and capital expenditures in connection with the Company’s UK operations and certain other obligations related to the Company’s financing and hedging arrangements, all as approved by the lenders, and (ii) to pay interest due on December 31, 2007 in respect of the First Lien Credit Agreement and the Second Lien Credit Agreement from the restricted cash reserves.

Amendment to Biogas Credit and Guaranty Agreement

U.S. Energy Biogas Corp. (“USEB”), a subsidiary of the Company, entered into a Second Amendment, dated as of December 31, 2007 (the “Second Amendment”), to the Credit and Guaranty Agreement, dated as of May 31, 2007, as amended (the “Biogas Credit Agreement”), by and among USEB, certain subsidiaries of USEB, the lenders from time to time party thereto, and Silver Point Finance, LLC (“Silver Point”), as administrative agent, collateral agent and lead arranger, in connection with the extension of an additional revolving loans in the aggregate amount of $2,100,000 (the “Second Amendment Loans”).

The Second Amendment, among other things, permits the Second Amendment Loans to be used by USEB to make additional intercompany loans to its parent, the Company, and to pay fees associated with the Second Amendment Loans.

Limited Waiver to Overseas Credit and Guaranty Agreement

U.S. Energy Overseas Investments LLC (“Overseas”), a subsidiary of the Company, and the Company entered into a Limited Waiver dated as of December 31, 2007 (the “Limited Waiver”), to the Credit and Guaranty Agreement, dated as of August 7, 2006, as amended (the “Overseas Credit Agreement”), by and among Overseas, the Company, as Guarantor, the lenders from time to time party thereto, and Silver Point, as administrative agent, collateral agent and lead arranger, in connection with a limited waiver of certain terms of the Overseas Credit Agreement.

The Limited Waiver, among other things, (i) permits USEB to incur the additional indebtedness in the Second Amendment to the Biogas Credit Agreement, and (ii) permits the Company to borrow the proceeds of that indebtedness from USEB under the additional intercompany loans permitted by the Second Amendment to the Biogas Credit Agreement.

Waivers and Modifications Relating to Equity Support Agreement

The Company and its subsidiaries GBGH, UK Energy Systems Limited (“UKES”), Viking Petroleum UK Limited, Viking UK Gas Limited, RGS Energy Limited and Madison Energy Management Limited, have entered into letter agreements dated August 3, 2007 and as of September 26, 2007 and November 30, 2007 with the financing parties to the First Lien Credit Agreement and to the Second Lien Credit Agreement and with Silver Point as collateral agent under the Overseas Credit Agreement to provide for (i) the deferral until January 31, 2008 of the payment of certain capital contribution obligations under the Equity Support Agreement, dated as of August 7, 2006, among the Company, GBGH and Credit Suisse, and (ii) the deferral of certain other payment obligations arising in connection with the Equity Support Agreement. These waivers and modifications also permit USEB to incur the additional indebtedness in the First Amendment and Second Amendment to the Biogas Credit Agreement, and to use the proceeds of that indebtedness to make the intercompany loans to the Company.

Relationship with Silver Point

Silver Point has a prior relationship with the Company. In connection with the Company’s acquisition of the UK assets in 2006, Overseas borrowed approximately $23.3 million from certain lenders pursuant to the Overseas Credit Agreement, which was arranged by Silver Point. In connection with this financing, the Company issued to Silver Point’s designees Series G Warrants exercisable until February 2014 to acquire approximately 5.5 million shares of the Company’s common stock, or approximately 20% of the outstanding shares if exercised currently. In addition, in connection with USEB’s emergence from bankruptcy, USEB and certain of its subsidiaries entered into the Biogas Credit Agreement, which provides for borrowings up to an aggregate principal amount of $83,000,000. Under the Biogas Credit Agreement, substantially all of USEB’s subsidiaries guarantee the repayment of the loan obligations and have granted to Silver Point a first priority lien on substantially all of their assets. In addition, the Company has granted to Silver Point a first-priority pledge of its 100% equity interest in USEB to secure the obligations incurred under the Biogas Credit Agreement.

Restructuring and Going Concern Risk

Notwithstanding the waivers, modifications and forbearance extended by the Company’s lenders, the Company has a continuing requirement to effect a refinancing or other financial restructuring, which may require sales of assets or raising additional capital which could be significantly dilutive to existing shareholders. In addition, the Company’s continuing non-compliance with certain of its non-monetary obligations under the UK financing arrangements has entitled the financing parties to declare a default and accelerate the indebtedness and foreclose on the collateral, and the Company has been subject to the risk of additional defaults under its financing arrangements. The Company and two of its subsidiaries have consequently instituted bankruptcy proceedings as described in Item 1.03 of this Form 8-K Report to pursue strategic alternatives for reorganization under protection of the bankruptcy court. The Company can furnish no assurance that it will be able to restructure existing indebtedness, raise additional capital or otherwise obtain funding for future operations and capital expenditure requirements. The failure to effect a reorganization on a timely basis could result in the liquidation of the Company.

Item 1.03. Bankruptcy or Receivership.

On January 9, 2008, the Company and two of its subsidiaries, Overseas and GBGH, filed voluntary petitions to commence cases under chapter 11 of Title 11 of the United States Code (the “U.S. Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Voluntary Chapter 11 Petitions”). The Voluntary Chapter 11 Petitions will enable the Company, Overseas and GBGH to pursue strategic alternatives for reorganization under protection of the U.S. Bankruptcy Code. USEB and its subsidiaries, and UKES and the Company’s other UK subsidiaries, are not part of the Voluntary Chapter 11 Petitions and are not subject to other bankruptcy or insolvency proceedings. The Company’s income-generating operating activities are in USEB and the UK subsidiaries and are not adversely affected by the Voluntary Chapter 11 Petitions. The Company, Overseas and GBGH will continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the bankruptcy court and in accordance with the applicable provisions of the U.S. Bankruptcy Code.

To protect the value of the Company’s UK-based assets and operations, which are not part of the Voluntary Chapter 11 Petitions, the Company filed a motion for cash collateral that, if granted by the bankruptcy court, will ensure that UKES and the other UK subsidiaries will have access to the working capital they need on an ongoing basis to continue operating. As noted in Item 1.01 of this Form 8-K Report and previously reported, the Company’s UK operations have been funded in part for the past several months through a series of waivers negotiated with certain of the Company’s lenders. The Company did not request that the cash collateral motion be approved on a preliminary basis as part of First Day orders of the bankruptcy court.

A copy of the related news release is attached to this Current Report as Exhibit 99.1.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As noted in Item 1.03 of this Form 8-K Report, the Company, Overseas and GBGH filed the Voluntary Chapter 11 Petitions on January 9, 2008. The Voluntary Chapter 11 Petitions accelerate the $112.4 million due under the First Lien Credit Agreement of GBGH as of December 31, 2007, the $32.4 million due under the Second Lien Credit Agreement of GBGH as of December 31, 2007, and the $25.5 million due under the Overseas Credit Agreement as of December 31, 2007. The Company and USEB are guarantors of the Overseas Credit Agreement. Any payments to the lenders pursuant to the terms of the First Lien Credit Agreement, the Second Credit Agreement and the Overseas Credit Agreement will be subject to the jurisdiction and approval of the bankruptcy court, and the rights and remedies of the lenders to foreclose on the assets securing these obligations are subject to the applicable provisions of the U.S. Bankruptcy Code and the orders and judgments of the bankruptcy court.

The acceleration of the First Lien Credit Agreement and the Second Lien Credit Agreement is an event of default under the Emissions Allowances Trade Agreement for the EU Scheme, dated as of August 7, 2006, between RGS Energy Limited (“RGS”) and Credit Suisse Energy, LLC (“CS Energy”), and entitles CS Energy to terminate the Emissions Allowances Trade Agreement and to demand $1.5 million as a termination payment and, if necessary, to foreclose on the collateral pledged to secure RGS’s obligations.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced in the Company’s Current Report on Form 8-K dated October 16, 2007, the NASDAQ Stock Market delisted the Company’s shares of common stock and suspended trading in the shares effective with the opening of trading on October 18, 2007. On December 12, 2007, the NASDAQ Stock Market filed a Form 25 with the Securities and Exchange Commission (“SEC”) confirming the removal of the listing of the Company’s shares from the NASDAQ Stock Market effective December 24, 2007. As previously announced in the Company’s Current Report on Form 8-K dated October 1, 2007, the Company failed to file its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007 with the SEC by the deadlines required by the terms of a decision by the NASDAQ Listing Qualifications Panel (the “NASDAQ Panel”), and has likewise failed to file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007. Because the Company has not filed its Quarterly Reports on Form 10-Q, it fails to satisfy the continued listing requirements for the NASDAQ Stock Market set out in NASDAQ Marketplace Rule 4310(c)(14). The NASDAQ Panel informed the Company that the Panel had no authority under NASDAQ Marketplace Rule 4802(b) to grant a further extension of time beyond October 15, 2007 for the Company to file its Form 10-Q for the quarter ended March 31, 2007 and that the NASDAQ Listing and Hearing Review Council (the “NASDAQ Listing Council”) had declined to issue a stay of the NASDAQ Panel’s determination to delist the Company’s shares in accordance with NASDAQ’s rules. The Company did not request the NASDAQ Listing Council to review of the NASDAQ Panel’s decision, nor did the NASDAQ Listing Council call the matter for review. The NASDAQ Panel’s determination to delist the Company’s shares consequently became final on November 30, 2007.

Quotation of over-the-counter trades in the Company’s common stock on the Pink Sheets Electronic Quotation Service commenced on October 18, 2007 under the symbol “USEY”. Information regarding the Pink Sheets Electronic Quotation Service is available at http://www.pinksheets.com.

Item 8.01. Other Events.

On or about October 4, 2007, Asher E. Fogel, former Chairman of the Board of Directors, President and Chief Executive Officer of the Company, filed suit in the Chancery Court of the State of Delaware against the Company and each of its Directors seeking to compel the Company to convene a special meeting of shareholders for the purpose of voting on the removal of the Directors and electing new Directors. As previously reported, Mr. Fogel’s employment with the Company was terminated on June 29, 2007 and he resigned as a Director of the Company on August 6, 2007. The suit also seeks attorneys’ fees and other costs and expenses of the suit, but does not otherwise seek monetary damages. The Chancery Court ruled on December 13, 2007 that Mr. Fogel validly called for a special meeting of shareholders under the Company’s by-laws prior to the termination of his employment as Chief Executive Officer, and requested the parties to submit an order calling a meeting of shareholders, denying Mr. Fogel’s demand for attorneys’ fees and other costs and expenses. On January 15, 2007, the Chancery Court ruled that the special meeting of shareholders should be convened on January 29, 2007 notwithstanding the filing of the Voluntary Chapter 11 Petitions. The Board of Directors intends to call the special meeting of shareholders on January 29, 2007. The Board of Directors has authorized the Company’s management to seek relief in bankruptcy court from the Chancery Court’s ruling that the special meeting of shareholders be convened on January 29, 2007 if management determines in its discretion that holding the special meeting on that date would interfere with the Company’s reorganization efforts in light of the Company’s continuing restructuring and going concern risk as noted in Item 1.01 of this Form 8-K Report.

In September 2007, one of the Company’s UK subsidiaries, Viking UK Gas Limited (“Viking UK Gas”), was served notice in an action brought by Highland Glen Explorations Limited in the Court of Queen’s Bench of Alberta in Calgary, Alberta, Canada. The action alleges that Viking UK Gas, its predecessors in title to certain of the Company’s natural gas licenses in North Yorkshire, England, and other defendants owe the plaintiff royalties from natural gas produced under the licenses derived from a royalty agreement entered into with Home Oil of Canada Limited in 1964. The Company believes that Viking UK Gas has meritorious defenses to this action and intends to contest it vigorously.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	News Release of U.S. Energy Systems, Inc. dated January 9, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Systems, Inc.

By:	/s/ RICHARD AUGUSTINE
Richard Augustine
Vice President

Date: January 16, 2008